Exhibit 99.2

RH ANNOUNCES THE APPOINTMENT OF RYAN HASSANEIN AS CHIEF LEGAL & COMPLIANCE OFFICER

JULY 23, 2026

CORTE MADERA, Calif.--(BUSINESS WIRE)--RH (NYSE:RH) announced today the appointment of Ryan Hassanein as Chief Legal & Compliance Officer.

Mr. Hassanein will oversee all areas of the Company's legal and compliance functions, including product safety and vendor compliance.

Prior to joining RH, Mr. Hassanein spent over ten years at McKesson Corporation, one of the largest healthcare companies in the world, where he was a member of the Chief Legal Officer's leadership team with responsibilities spanning a wide range of areas, including litigation, regulatory, compliance, government relations, supply chain and technology.

Mr. Hassanein will report to RH Chairman and Chief Executive Officer Gary Friedman and serve as a member of the Company's Executive Leadership Team.

Gary Friedman, RH Chairman and Chief Executive Officer, commented, “We are thrilled to welcome Ryan to Team RH. Ryan's leadership experience extends well beyond the traditional scope of a legal role based on the range of his contributions at McKesson, one of the largest and most sophisticated companies in the world from a legal and compliance perspective. We believe Ryan is an outstanding addition to our Executive Leadership Team as we continue to optimize our business as part of our growth and international expansion.”

Mr. Hassanein said, “I am honored to join Gary and Team RH in the quest to build one of the most admired brands in the world and excited to participate in such an extraordinary effort. I look forward to making a meaningful contribution as RH continues to scale its business and strengthen its operational capabilities.”

About RH

RH (NYSE: RH) is a global curator of design, taste and style in the luxury lifestyle market. Operating across the United States, Canada, the United Kingdom and Europe, the Company offers collections through its retail galleries, sourcebooks and online at RH.com, with integrated hospitality experiences in galleries throughout the United States and internationally.

Forward Looking Statements

Some of the statements in this press release are forward-looking and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Such forward-looking statements include statements relating to expectations regarding the benefits from the appointment or promotion of RH’s leadership team members. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

PRESS

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INVESTOR RELATIONS

Allison Malkin, 203.682.8225, allison.malkin@icrinc.com